Exhibit 99
PRESS RELEASE FOR IMMEDIATE RELEASE				December 14, 2006
BUTLER NATIONAL CORPORATION REPORTS SECOND QUARTER FINANCIAL RESULTS AND CONFERENCE CALL - Net Income Increases 149% -

OLATHE, KANSAS, December 14, 2006, - Butler National Corporation (OTC Bulletin Board BUKS), a leading manufacturer and provider of support systems for "Classic" business, commercial, and military aircraft, announces its financial results for the second quarter fiscal 2007 for the period ended October 31, 2006. In conjunction with the release, the Company has scheduled a conference call Friday, December 15, 2006 at 9:00AM Central Standard Time.

What: Butler National Corporation First Quarter Conference Call

When: Friday, December 15, 2006 - 9:00 AM Central Standard Time

How: Live via phone by dialing 800-624-7038. Code: Butler National Corporation. Participants to the conference call should call in at least 5 minutes prior to the start time.

Clark Stewart, President & CEO, Butler National Corp., will be leading the call and discussing results of the first quarter, the status of new and existing orders, gaming activities and an outlook on the balance of fiscal 2007.

Historical selected financial data related to all operations:
	Quarter Ended October 31			Six Months Ended October 31
	(In thousands except per share data)			(In thousands except per share data)
	2006	2005	2004	2006	2005	2004

Net Sales	$4,355	$5,053	$5,931	$7,431	$9,165	$11,102
Operating Income	433	240	667	596	549	1,167
Net Income	266	107	582	310	313	1,006
Per Share Net Income	.01	.00	.01	.01	.01	.03
Total Assets	18,489	18,979	14,670	18,489	18,979	14,670
Long-term Obligations	1,699	1,885	1,314	1,699	1,885	1,314
Shareholders' Equity	10,139	9,632	7,702	10,139	9,632	7,702
New Product Research and Development Cost	535	378	303	1,034	799	631

Management Comments:

"Our sales for the fiscal quarter-ended October 31, 2006, decreased 13% to $4.4 million as compared to $5.1 million for the same period in 2005. Net income over the same periods increased 149% from $107,000 to $266,000. As stated last quarter, we are striving to get more of the revenue to the bottom-line and we feel this shows a significant step in that direction. We continue with our commitment to the "Classic Aviation" products while improving profitability.

In an effort to further develop and grow our "Classic Aviation" product line, we expensed 12% of sales on product development and showed increasing profit during a tough but improving year in the aerospace industry. We continue to work on new products and potential acquisitions to stabilize our long-term revenues.

Sales from Aircraft Modifications including modified aircraft increased $95,000 (4.7%) from $2.0 million in the second quarter of fiscal year 2006 to $2.1 million in the current three months of fiscal 2007. RVSM revenues increased by 36.7% in the second quarter of fiscal 2007, compared to the second quarter of fiscal 2006. We have received RVSM group approval for the Learjet 35/36 model aircraft and are beginning to see sales of this RVSM solution as well as continued sales of the Lear 20 model aircraft RVSM solution. We are projecting sales of 50 to 100 Learjet 20 series and Learjet 30 series RVSM installations in the next two to five years.

Sales from the Avionics division increased 78.5%, from $656,000 in second quarter of fiscal 2006, to $1.2 million in the current three months of fiscal 2007. We expect this business segment to significantly increase in future years due to the addition of new fuel system protection devices like the TSD, GFI and other classic aviation defense products. During the second quarter of fiscal 2007 we continued to focus our efforts on the build up of product for several customers.

Monitoring sales increased from $355,000 for the three months ended October 31, 2005 to $661,000 for the three months ended October 31, 2006, an increase of 86%. During the three months ended October 31, 2006, we maintained a relatively level volume of long-term contracts with municipalities. Revenue fluctuates due to the introduction of new products and services and the related installations of these products. Our contract with one of our larger customers has been renewed through fiscal 2008. We had an operating profit of $56,000 in Monitoring Services for the three months ended October 31, 2006, compared to $30,000 for the three months ended October 31, 2005.

Revenues from Management Services related to gaming increased 26% for the six months ending October 31, 2006 compared to the same period last year. We are continuing to see positive effects of the Class III gaming.

As of October 31, 2006, our backlog is in excess of $15 million. This backlog reflects our product development efforts and the related potential results. Our challenge is to ship the backlog and further take advantage of these new products. However, because of our major investment in product development required to continue these new products, we may not always maintain smooth and continuous quarterly profits.

Butler National demonstrated tangible progress in these past two quarters. We want to build on these results and focus on sustainable bottom line performance and increasing shareholder value. We look forward to a successful balance of fiscal 2007. We feel the opportunities in front of us are more significant than what we have seen in the past," commented Clark D. Stewart, President of the Company.

Our Business:

Butler National Corporation operates in the Aerospace and Services business segments. The Aerospace segment focuses on the manufacturing of support systems for "Classic" business, commercial, and military aircraft including the Butler National TSD for the Boeing 737 and 747 Classic aircraft, switching equipment for Boeing/Douglas Aircraft, weapon control systems for Boeing Helicopter and performance enhancement structural modifications for Learjet, Cessna, Dassault and Raytheon business aircraft. Services include electronic monitoring of water pumping stations, temporary employee services, Indian gaming services and administrative management services.

Forward-Looking Information:

The information set forth above may include "forward-looking" information as outlined in the Private Securities Litigation Reform Act of 1995. The Cautionary Statements, filed by the Company as Exhibit 99 to the Company's Annual Report on Form 10-K, are incorporated herein by reference and investors are specifically referred to such Cautionary Statements for a discussion of factors which could affect the Company's operations and forward- looking statements contained herein. These Risk Factors are also listed in Part I Item 1A of the company's Annual Report on Form 10-K.

FOR MORE INFORMATION CONTACT:
Craig D. Stewart, Investor Relations
Butler National Corporation
19920 W. 161st Street
Olathe, KS 66062
Direct Investor Relations (214) 663-5833
Phone office (913) 780-9595
Fax office (913) 780-5088

Jim Drewitz, Public Relations
jdrewitz@comcast.net

Public Relations Phone (972) 355-6070
jdrewitz@comcast.net

For more information, please visit the Company web site: www.butlernational.com
-End-